EXHIBIT 10.1
Amendment No. 1 to Credit Agreement
          This Amendment No. 1 and Consent, dated as of May 7, 2009 (this “Amendment”), to that certain Credit Agreement, dated as of May 18, 2007 (the “Credit Agreement”), among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), the banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent and as Collateral Agent (in such capacities, the “Administrative Agent”), CITIBANK, N.A., as Syndication Agent and as an Issuing Bank, GOLDMAN SACHS CREDIT PARTNERS L.P. and UBS SECURITIES LLC, as co-Documentation Agents and FIFTH THIRD BANK as an Issuing Bank, is entered into among Holdings, the Borrower, the Administrative Agent and the Lenders party hereto. Capitalized terms used herein but not defined herein are used as defined in the Credit Agreement.
W i t n e s s e t h:
          Whereas, the Borrower, Holdings, the Administrative Agent, the Lenders and other parties thereto are parties to the Credit Agreement;
          Whereas, the Borrower desires to have the ability to make certain Discounted Voluntary Prepayments (as defined below) of the Term Loans and/or the Revolving Facility Loans;
          Whereas, the Borrower has notified the Administrative Agent that the Borrower may from time to time seek to make open market purchases of Term Loans and/or Revolving Facility Loans, in each case as set forth herein;
          Whereas, in connection with such contemplated Discounted Voluntary Prepayments and open market purchases of Term Loans and/or Revolving Facility Loans by the Borrower, the Borrower has requested that certain amendments be made to the Credit Agreement as set forth herein;
          Now, Therefore, in consideration of the foregoing, the mutual covenants and obligations herein set forth and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
SECTION 1. AMENDMENTS TO THE CREDIT AGREEMENT.
     Effective as of the First Amendment Effective Date (as defined in Section 2 below) and subject to the satisfaction (or due waiver) of the conditions set forth in Section 3 (Conditions Precedent) hereof, the Credit Agreement is hereby amended as follows:
     1.1 The definition of “Agreement” in Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended by deleting the words “shall have the meaning assigned to such term in the preamble to this Agreement” and inserting the following words:
     “shall mean, on any date, this Agreement as originally in effect on the Closing Date and as thereafter amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.”
     1.2 Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions (in correct alphabetical order):

     “Acceptable Discount” shall have the meaning assigned to such term in Section 2.11(g)(iii).
     “Acceptance Date” shall have the meaning assigned to such term in Section 2.11(g)(ii).
     “Applicable Discount” shall have the meaning assigned to such term in Section 2.11(g)(iii).
     “Available Cash” shall mean, as of any date, unrestricted available cash of the Borrower and the Guarantors that as of such date is not otherwise required to be applied to any Obligations pursuant to the Credit Agreement.
     “Deposit Account” shall mean a “deposit account” (as defined in the Uniform Commercial Code) and also means and includes all demand, time, savings, passbook or similar accounts maintained by a Loan Party with a bank or other financial institution, whether or not evidenced by an instrument, all cash and other funds held therein and all passbooks related thereto and all certificates and instruments, if any, from time to time representing, evidencing or deposited into such deposit accounts.
     “Deposit Account Control Agreement” shall mean a deposit account control agreement among the Collateral Agent, the Borrower or other Loan Party maintaining a Deposit Account at any bank or financial institution (an “Account Bank”) and such Account Bank, which agreement shall be on terms reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.
     “Discount Range” shall have the meaning assigned to such term in Section 2.11(g)(ii).
     “Discounted Prepayment Option Notice” shall have the meaning assigned to such term in Section 2.11(g)(ii).
     “Discounted Voluntary Prepayment” shall have the meaning assigned to such term in Section 2.11(g)(i).
     “Discounted Voluntary Prepayment End Date” shall have the meaning assigned to such term in Section 2.11(g)(i).
     “Discounted Voluntary Prepayment Notice” shall have the meaning assigned to such term in Section 2.11(g)(v).
     “Eligible Transactions” shall have the meaning assigned to such term in the Hedge Settlement Arrangement Letter.
     “Exempt Deposit Accounts” shall mean (i) Deposit Accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of the Loan Parties, (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties and (ii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) taxes accounts, payroll accounts, trust or similar accounts and (C) other non-concentration accounts containing less than $1,000,000 individually and in the aggregate for all such other non-concentration accounts.
     “First Amendment” means the Amendment No. 1 and Consent, dated as of May 7, 2009.

     “First Amendment Effective Date” means the First Amendment Effective Date as defined in Section 2 of the First Amendment.
     “Hedge Settlement Arrangement Letter” shall mean that certain Hedge Settlement Arrangement Letter, dated as of March 3, 2009, between Noranda Aluminum, Inc. and Merrill Lynch International, as the same may be amended, supplemented or otherwise modified from time to time.
     “Lender Participation Notice” shall have the meaning assigned to such term in Section 2.11(g)(iii).
     “Minimum Liquidity Condition” shall mean that the Borrower shall, both prior to and after giving effect to a Discounted Voluntary Prepayment pursuant to Section 2.11(g)(i)(B) or a Permitted Loan Purchase pursuant to Section 9.04(i)(B), as the case may be, have (i) Available Unused Commitments and (ii) Available Cash, in an aggregate amount of not less than $125,000,000
     “Offered Loans” shall have the meaning assigned to such term in Section 2.11(g)(iii).
     “Permitted Loan Purchases” shall have the meaning assigned to such term in Section 9.04(i).
     “Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an Assignor and the Borrower as an Assignee, and accepted by the Administrative Agent, in the form of Exhibit A-2 or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).
     “Pre-Acquisition Hedges” shall mean transactions under the MLI Swap Agreement that were in effect as of April 10, 2007.
     “Proposed Discounted Prepayment Amount” shall have the meaning assigned to such term in Section 2.11(g)(ii).
     “Qualifying Lenders” shall have the meaning assigned to such term in Section 2.11(g)(iv).
     “Qualifying Loans” shall have the meaning assigned to such term in Section 2.11(g)(iv).
     “Revolving Facility Reduction Percentage” shall have the meaning assigned to such term in Section 2.05(m).
     1.3 Section 1.01 of the Credit Agreement is hereby amended by deleting clause (b) of the definition of “Excess Cash Flow” in its entirety and inserting in its place the following:
          (b) the amount of (i) any voluntary prepayment permitted hereunder of term Indebtedness during such Applicable Period, other than any voluntary prepayment of the Loans pursuant to Section 2.11(a), which shall be the subject of Section 2.11(c) and (ii) any Discounted Voluntary Prepayments and Permitted Loan Purchases with respect to (x) Term Loans (without duplication of any amounts under preceding clause (i)) and (y) Revolving Facility Loans (to the extent accompanied by corresponding reduction in the Revolving Facility Commitments), in the case of each of clause (x) and (y), to the extent such Discounted Voluntary Prepayments or Permitted Loan Purchases were made with the proceeds of terminated Eligible Transactions in accordance with Sections 2.11(g)(i)(A) and 9.04(i)(A), respectively, and in the case of each of clause (i) and (ii), so long as the amount of such prepayment is not already reflected in Debt Service and, for the avoidance of doubt, with respect to any payment or purchase of Indebtedness at a discount, in an amount equal to the cash expended in such payment or purchase rather than the face amount of Indebtedness paid or purchased.
     1.4 Section 2.05 (Letters of Credit) of the Credit Agreement is hereby amended by adding the following sentence at the end of clause (j) thereof:
“The provisions with respect to the deposit of cash collateral as set forth in this Section 2.05(j) shall also apply to cash collateralization required pursuant to Sections 2.11(d), 2.11(e), 2.11(g) and 9.04(i) of this Agreement.”
     1.5 Section 2.05 (Letters of Credit) of the Credit Agreement is hereby amended by adding the following new clause (m):
          “(m) Automatic Reduction in Letter of Credit Sublimit. If the Borrower makes a Discounted Voluntary Prepayment or a Permitted Loan Purchase, in either case, with respect to Revolving Facility Loans, the Letter of Credit Sublimit in effect as of such date shall, on the effective date of such Discounted Voluntary Prepayment or Permitted Loan Purchase, be automatically and permanently reduced on a dollar-for-dollar basis by an amount equal to the Revolving Facility Reduction Percentage multiplied by the Letter of Credit Sublimit. For the purposes hereof, the “Revolving Facility Reduction Percentage” shall mean the quotient (expressed as a decimal) of (i) the aggregate principal par amount of such Discounted Voluntary Prepayment or Permitted Loan Purchase of a Revolving Facility Loan divided by (ii) the aggregate Revolving Facility Commitments of all Revolving Lenders in effect immediately prior to such Discounted Voluntary Prepayment or Permitted Loan Purchase. If following any such reduction of the Letter of Credit Sublimit pursuant to this Section 2.05(m), the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, the Borrower shall deposit cash collateral in a Cash Collateral Account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.”
     1.6 Section 2.08 (Termination and Reduction of Commitments) of the Credit Agreement is hereby amended by adding the following new clause (d):
          “(d) Revolving Facility Commitments shall be permanently reduced pursuant to a Discounted Voluntary Prepayment or a Permitted Loan Purchase, as the case may be, of Revolving Facility Loans in a principal amount equal to the aggregate par amount of Revolving Facility Loans repaid pursuant to such Discounted Voluntary Prepayment or Permitted Loan Purchase.”
     1.7 Section 2.10 (Repayment of Term Loans and Revolving Facility Loans) of the Credit Agreement is hereby amended by adding the following new clause (iii) below clause (c):
          “(iii) any Discounted Voluntary Prepayments of the Term Loans pursuant to Section 2.11(g) shall be applied in inverse order of maturity.”
     1.8 Section 2.11 (Prepayment of Loans) of the Credit Agreement is hereby amended by deleting clause (c) thereof in its entirety and inserting in its place the following:
     “(c) Not later than (i) 105 days after the end of the first Excess Cash Flow Period and (ii) 95 days after the end of each subsequent Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to (x) the Required Percentage of such Excess Cash Flow, minus (y) the sum of (A) the amount of any voluntary prepayments during such Excess Cash Flow Period of Term Loans and (B) the amount of any permanent voluntary reductions during such Excess Cash Flow Period of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid, to prepay Term Loans in accordance with paragraphs (c) and (d) of Section 2.10, provided that, for purposes of this Section 2.11(c), Discounted Voluntary Prepayments and Permitted Loan Purchases will not qualify as voluntary prepayments of Term

Loans or permanent voluntary reductions of Revolving Facility Commitments. Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.”
     1.9 Section 2.11 (Prepayment of Loans) of the Credit Agreement is hereby amended by adding the following phrase in between the word “Sublimit” and the “,” in clause (e) thereof:
          “or the total Revolving Facility Commitments, including, without limitation as a result of Discounted Voluntary Prepayments or Permitted Loan Purchases of Revolving Facility Loans,”
     1.10 Section 2.11 (Prepayments of Loans) of the Credit Agreement is hereby amended by adding the following new clauses (g) and (h):
     “(g)(i) Notwithstanding anything to the contrary in Section 2.11(a) or 2.18(c), the Borrower shall have the right at any time and from time to time to prepay Term Loans and repay Revolving Facility Loans with, in the case of Revolving Facility Loans, a corresponding permanent reduction in Revolving Facility Commitments, to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) during the period commencing on the First Amendment Effective Date and ending on September 15, 2010 (such date, the “Discounted Voluntary Prepayment End Date”) pursuant to the procedures described in this Section 2.11(g), provided that (A) unless and until all Eligible Transactions, other than Eligible Transactions pertaining to Pre-Acquisition Hedges, have been terminated pursuant to the Hedge Settlement Arrangement Letter, Discounted Voluntary Prepayments shall only be made in cash in amounts that will be reimbursed in full with proceeds to be received by the Borrower or Noranda Aluminum Inc. pursuant to the termination of an Eligible Transaction (other than an Eligible Transaction pertaining to Pre-Acquisition Hedges) under and in accordance with the Hedge Settlement Arrangement Letter (provided that the Borrower delivers a Termination Agreement to Merrill Lynch International under (and as such term is defined in) the Hedge Settlement Arrangement Letter within 20 Business Days following such Discounted Voluntary Prepayment), (B) following the termination of all Eligible Transactions under the Hedge Settlement Arrangement Letter, other than Eligible Transactions pertaining to Pre-Acquisition Hedges, and subject to satisfaction of the Minimum Liquidity Condition, Discounted Voluntary Prepayments may be made using Available Cash, (C) in no event shall proceeds of Revolving Facility Loans (excluding proceeds held as of the First Amendment Effective Date) or Incremental Term Loans be used to finance any Discounted Voluntary Prepayment, (D) to the extent the Borrower is making a Discounted Voluntary Prepayment of Revolving Facility Loans, upon giving effect to such Discounted Voluntary Prepayment, there shall be sufficient aggregate Revolving Facility Commitments among the Revolving Facility Lenders to apply to the aggregate Revolving L/C Exposure as of such date, unless the Borrower shall concurrently with the payment of the purchase price by the Borrower for such Revolving Facility Loans, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in the amount of any such excess Revolving L/C Exposure and (E) the Borrower shall deliver to the Administrative Agent a certificate of the Chief Financial Officer of the Borrower stating (1) that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.11(g) has been satisfied and (3) the aggregate principal amount of Term Loans and/or Revolving Facility Loans so prepaid pursuant to such Discounted Voluntary Prepayment.
     (ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit F hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans and/or repay Revolving Facility Loans (with a corresponding permanent reduction in Revolving Facility Commitments) in each case in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans and/or Revolving Facility Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans or Revolving Facility Loans shall not be less than $5.0 million. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Term Loans and/or Revolving Facility Loans, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of Term Loans and/or Revolving Facility Loans (the “Discount Range”), (C) the source of proceeds to be used to make such Discounted Voluntary Prepayment and (D) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”). Upon receipt of a Discounted Prepayment Option Notice that relates to a Discounted Voluntary Prepayment of Revolving Facility Loans, the Administrative Agent shall notify the Issuing Bank thereof. Discounted Voluntary Prepayments of Revolving Facility Loans shall be subject to the consent of the Issuing Bank, such consent not to be unreasonably withheld or delayed.
     (iii) Upon receipt of a Discounted Prepayment Option Notice and, in the case of Discounted Voluntary Prepayments of Revolving Facility Loans, receipt by the Administrative Agent of consent from the Issuing Bank in accordance with Section 2.11(g)(ii), the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit G hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans and/or Revolving Facility Loans held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Term Loans and/or Revolving Facility Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for Term Loans and/or Revolving Facility Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.11(g)(ii)) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.
     (iv) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans and/or Revolving Facility Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed

Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.
     (v) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 2.16), upon irrevocable notice substantially in the form of Exhibit H hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 P.M. Local time, three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.
     (vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.11(g)(ii) above) established by the Administrative Agent in consultation with the Borrower. For the avoidance of doubt, no Revolving Facility Lender shall, as a result of any Discounted Voluntary Prepayment or Permitted Loan Purchase of Revolving Loans, be required to advance any amounts in excess of such Revolving Lender’s Revolving Facility Commitment to fund Revolving Facility Loans, Swingline Loans or payments in connection with its Revolving L/C Exposure.
     (vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, (A) the Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) any Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice.”
     (h) Prior to the earlier of (i) the termination of all Eligible Transactions under the Hedge Settlement Arrangement Letter, other than Eligible Transactions pertaining to Pre-Acquisition Hedges and (ii) September 15, 2010, the Borrower shall not, and shall not permit any of its Subsidiaries, to voluntarily redeem, make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution of or in respect of principal on the Senior Notes, other than redemptions and purchases of Senior Notes made with cash in amounts that will be reimbursed in full with proceeds to be received by the Borrower or Noranda Aluminum Inc. pursuant to termination of an Eligible Transaction (other than an Eligible Transaction pertaining to Pre-Acquisition Hedges) under and in accordance with the Hedge Settlement Arrangement Letter (provided that the Borrower delivers a Termination Agreement to Merrill Lynch International under (and as such term is defined in) the Hedge Settlement Arrangement Letter within 20 Business Days following such redemption or purchase).”
     1.11 The first sentence of Section 2.18(c) of the Credit Agreement is hereby amended by deleting clause (ii) thereof in its entirety and inserting in its place the following:

     “(ii) the provisions of this paragraph (c) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including but not limited to Section 2.11(g) hereof) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower unless, in the case of an assignment of Loans to the Borrower, such assignment is made in accordance with Section 9.04 hereof.”
     1.12 Section 5.04(c) of the Credit Agreement is hereby amended by deleting the word “and” immediately preceding clause (x)(vi) thereof and adding the following new clause (x)(vii) immediately following clause (x)(vi) thereof:
     “and (vii) setting forth (A) the aggregate amount of Permitted Loan Purchases made during the fiscal period then ended and (B) the aggregate amount of Term Loans and/or Revolving Facility Loans purchased and cancelled by the Borrower as of the date of such certificate,”
     1.13 Section 5.10(g) of the Credit Agreement is hereby amended by deleting the words “cash, deposit accounts and securities accounts” following clause (iii) thereof and adding “Exempt Deposit Accounts and securities accounts” in place thereof.
     1.14 Section 5.10 of the Credit Agreement is hereby amended by adding the following new clauses (h), (i) and (j) thereto:
(h) Within 30 days of the First Amendment Effective Date, the Borrower shall execute and deliver to the Collateral Agent a Deposit Account Control Agreement with respect to each Deposit Account of the Borrower and the Loan Parties in existence as of the First Amendment Effective Date, other than any Exempt Deposit Account.
(i) Prior to any Loan Party establishing and funding a Deposit Account following the First Amendment Effective Date, the Borrower shall notify the Collateral Agent thereof and execute and deliver to the Collateral Agent a Deposit Account Control Agreement with respect to each such Deposit Account, other than any Exempt Deposit Account.
(j) Following the First Amendment Effective Date (and subject to the time period provided for in Section 5.10(h)), the Loan Parties shall maintain effective Deposit Account Control Agreements with respect to each Deposit Account, other than Exempt Deposit Accounts, of the Loan Parties, at all times unless and until the Security Interest (as defined in the Collateral Agreement) with respect to such Deposit Account is released in accordance with this Agreement.
     1.15 Section 7.01(d) of the Credit Agreement is hereby amended by (1) adding the words “2.11(h),” before “5.01(a)” and (2) deleting the word “or” preceding “5.08” and replacing it with a ”,” and adding the words “or 5.10(h)” following 5.08 but before the phrase “or in Article VI.”
     1.16 Section 9.04(b)(ii)(D) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     “(D) the Assignee shall not be (1) the Borrower (other than with respect to a Permitted Loan Purchase) or (2) any of the Borrower’s Affiliates or Subsidiaries.”
     1.17 Section 9.04 (Successors and Assigns) of the Credit Agreement is hereby amended by adding the following new clauses (i) and (j):

     “(i) The Borrower may purchase by way of assignment and become an Assignee with respect to Term Loans and/or Revolving Facility Loans at any time during the period commencing on the First Amendment Effective Date and ending on the Discounted Voluntary Prepayment End Date, from Lenders in accordance with Section 9.04(b) hereof (“Permitted Loan Purchases”) provided that (A) unless and until all Eligible Transactions, other than Eligible Transactions pertaining to Pre-Acquisition Hedges, have been terminated pursuant to the Hedge Settlement Arrangement Letter, Permitted Loan Purchases shall only be made in cash in amounts that will be reimbursed in full with proceeds to be received by the Borrower or Noranda Aluminum Inc. pursuant to termination of an Eligible Transaction (other than an Eligible Transaction pertaining to Pre-Acquisition Hedges) under and in accordance with the Hedge Settlement Arrangement Letter (provided that the Borrower delivers a Termination Agreement to Merrill Lynch International under (and as such term is defined in) the Hedge Settlement Arrangement Letter within 20 Business Days following such Permitted Loan Purchase), (B) following the termination of all Eligible Transactions under the Hedge Settlement Arrangement Letter, other than Eligible Transactions pertaining to Pre-Acquisition Hedges, and subject to satisfaction of the Minimum Liquidity Condition, Permitted Loan Purchases may be made using Available Cash, (C) in no event shall proceeds of Revolving Facility Loans (excluding proceeds held as of the First Amendment Effective Date) or Incremental Term Loans be used to finance any Permitted Loan Purchase, (D) the Borrower shall deliver to the Administrative Agent a certificate of the Chief Financial Officer of the Borrower stating (1) that no Default or Event of Default has occurred and is continuing or would result from the Permitted Loan Purchase, (2) that each of the conditions contained in this Section 9.04(i) has been satisfied and (3) the aggregate principal amount of Term Loans and/or Revolving Facility Loans (and the purchase price(s) paid therefore), (E) upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(j), (F) to the extent the Borrower is making a Permitted Loan Purchase of Revolving Facility Loans, upon giving effect to such Permitted Loan Purchase, there shall be sufficient aggregate Revolving Facility Commitments among the Revolving Facility Lenders to apply to the aggregate Revolving L/C Exposure as of such date, unless the Borrower shall concurrently with the payment of the purchase price by the Borrower for such Revolving Facility Loans, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in the amount of any such excess Revolving L/C Exposure and (G) in connection with any such Permitted Loan Purchase, the Borrower and such Lender that is the Assignor shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(B)) and shall otherwise comply with the conditions to Assignments under this Section 9.04.
     (j) Each Permitted Loan Purchase shall, for purposes of this Agreement (including, without limitation, Section 2.08(b)) be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and/or Revolving Facility Loans (with a corresponding permanent reduction in Revolving Facility Commitments) and the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans (and in the case of Revolving Facility Loans, a permanent reduction in Revolving Facility Commitments).
     1.18 The Credit Agreement is hereby amended by adding as a new “Exhibit A-2” thereto the Permitted Loan Purchase Assignment and Acceptance as set forth in Annex I attached hereto.
     1.19 The Credit Agreement is hereby amended by adding as a new “Exhibit F” thereto the Discounted Prepayment Option Notice as set forth in Annex II attached hereto.
     1.20 The Credit Agreement is hereby amended by adding as a new “Exhibit G” thereto the Lender Participation Notice as set forth in Annex III attached hereto.

     1.21 The Credit Agreement is hereby amended by adding as a new “Exhibit H” thereto the Discounted Voluntary Prepayment Notice as set forth in Annex IV attached hereto.
     1.22 Section 4.02(c) of the Collateral Agreement is hereby amended by replacing the word “and” appearing before clause “(iii)” thereof with a comma and inserting the following new clause (iv) after clause (iii): “and (iv) a perfected security interest in all Article 9 Collateral comprising Deposit Accounts as to which a Deposit Account Control Agreement (as defined in the Credit Agreement) has been executed and delivered by the parties thereto.”
     1.23 Section 5.01 of the Collateral Agreement is hereby amended by replacing the word “and” appearing immediately before clause (b) thereof with a comma and inserting the following new clause (c) after clause (b): “and (c) give notice and take sole possession and control of all amounts on deposit in or credited to any Deposit Account pursuant to the related Deposit Account Control Agreement and apply all such funds in accordance with this Agreement.”
SECTION 2. CONDITIONS PRECEDENT
     This Amendment shall become effective as of 5:30 p.m. New York City time, on the first Business Day on which each of the following conditions precedent shall have been satisfied or duly waived following the filing and acceptance by the Securities and Exchange Commission of the Borrower’s quarterly earnings report on Form 8-K for the fiscal quarter ended March 31, 2009 (the “First Quarter Earnings Report”) (such date and time of effectiveness, the “First Amendment Effective Date”):
     2.1 Certain Documents. The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
          (a) this Amendment, duly executed by each of the Borrower and Holdings, on behalf of itself and each other Loan Party, the Administrative Agent, the Issuing Bank(s) and the Required Lenders;
          (b) an Acknowledgement and Consent, substantially in the form of Exhibit A hereto, duly executed by each of the Persons (other than Holdings and the Borrower) who are or are required by the Loan Documents to be Loan Parties;
          (c) an opinion of counsel to the Borrower addressed to the Administrative Agent and the Lenders covering customary matters, including enforceability of this Amendment and no conflicts with or contravention of any of the Loan Documents; and
          (d) such additional documentation, instruments, agreements or information related to this Amendment as the Administrative Agent may reasonably require. All corporate and legal proceedings and all instruments and agreements relating to the transactions contemplated by this Amendment or in any other document delivered in connection herewith shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Administrative Agent may reasonably have requested, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.
     2.2 Payment of Costs and Expenses. The Administrative Agent and each Lender which shall have delivered (by facsimile or otherwise) an executed signature page to this Amendment to the Administrative Agent on or prior to 1:00 pm on April 29, 2009 and not withdrawn such consent prior to the First Amendment Effective Date shall have received payment of (i) as to the Administrative Agent, all fees, costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Administrative Agent (“Fried Frank”)) incurred in connection with this Amendment, the Credit Agreement and each other Loan Document, for which an invoice has been delivered by the First Amendment Effective Date and (ii) as to the Lenders, as consideration for the execution of this Amendment, a non-refundable and fully earned amendment fee equal to 0.10% of the respective Commitments of such Lenders.
     2.3 Representations and Warranties. Each of the representations and warranties contained in Section 3 below shall be true and correct.
SECTION 3. REPRESENTATIONS AND WARRANTIES
     In order to induce the Lenders to consent to the amendments contained herein, each of Holdings and the Borrower, on behalf of itself and each Loan Party, hereby represents and warrants to the Administrative Agent and each Lender, with respect to all Loan Parties, as follows:
          (a) After giving effect to this Amendment, the Credit Agreement, as amended, does not impair the validity, effectiveness or priority of the Liens granted pursuant to the Security Documents, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred. The position of the Lenders with respect to such Liens, the Collateral in which a security interest was granted pursuant to the Security Documents and the ability of the Administrative Agent or the Collateral Agent to realize upon such Liens pursuant to the terms of the Security Documents have not been adversely affected in any material respect by the amendments to the Credit Agreement effected pursuant to this Amendment or by the execution, delivery, performance or effectiveness of this Amendment.
          (b) Each of Holdings and the Borrower reaffirms as of the date hereof and the First Amendment Effective Date its covenants and agreements contained in the Credit Agreement and each Security Document and other Loan Document to which it is a party, including, in each case, as such covenants and agreements may be modified by this Amendment on the First Amendment Effective Date. Each of Holdings and the Borrower further confirms that each Security Document and other Loan Document to which it is a party is, and shall continue to be, in full force and effect, and the same are hereby ratified, approved and confirmed in all respects, except as the Credit Agreement may be amended by this Amendment.
          (c) Each of Holdings and the Borrower, for itself and each Loan Party, hereby ratifies and confirms its respective Obligations under the Credit Agreement and any of the other Loan Documents, as amended hereby, and hereby represents and warrants that, as of the date hereof, it neither has nor claims any offsets or defenses to its respective Obligations under the Credit Agreement or any of the other Loan Documents (as amended hereby).
          (d) Immediately after giving effect to this Amendment, the representations and warranties set forth in Article III of the Credit Agreement and each other Loan Document are, in each case, true and correct in all material respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
          (e) This Amendment constitutes the legal, valid and binding obligation of each of Holdings and the Borrower enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
          (f) The parties signatory to the Acknowledgment and Consent delivered pursuant to Section 2.1(b) of this Amendment constitute all of the Persons who (together with Holdings and the Borrower) are or are required under the terms of the Loan Documents to be Loan Parties.

          (g) The written statements and information contained in this Amendment and the other documents, certificates and statements furnished or made to the Administrative Agent and the Lenders on or prior to the First Amendment Effective Date by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Amendment, taken as a whole, do not, as of the First Amendment Effective Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading.
          (h) Each of Holdings and the Borrower has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, this Amendment and the Credit Agreement as amended by this Amendment.
          (i) As of the First Amendment Effective Date (and giving effect to this Amendment), no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment or the Credit Agreement as amended by this Amendment that would constitute an Event of Default or a Default.
          (j) From the time of the release by the Borrower of the First Quarter Earnings Report to and including the First Amendment Effective Date, Holdings and the Borrower (i) had and have no knowledge, after reasonable inquiry, of the existence of any event or circumstance (actual or contingent), individually or in the aggregate, that will or would reasonably be expected to give rise to a mandatory prepayment of the Loans pursuant to Section 2.11 of the Credit Agreement (other than the accrual of Excess Cash Flow in the ordinary course) and (ii) had and have no Material Information with respect to Holdings, Borrower or any of their respective Subsidiaries or securities that had not been disclosed to the Administrative Agent for the benefit of the Lenders or to the public at or before the time of issuance of the First Quarter Earnings Report. “Material Information” shall mean disclosure of the occurrence of a material effect, or any event or condition that, individually or in the aggregate, has had or could reasonably be expected to have a material effect (in each case whether positive or negative), on (1) the business, property, operations, condition, liabilities (contingent or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (2) the ability of the Borrower or its Subsidiaries to perform their obligations under the Credit Documents or (3) the rights or remedies available to the Agent and the Lenders under the Credit Documents.
SECTION 4. CONSENT OF LENDERS
     4.1 The Lenders hereby consent to the transactions described in Section 1 notwithstanding anything to the contrary in the Credit Agreement and hereby waive the requirements of any provision of the Credit Agreement that might otherwise result in a Default or Event of Default as a result of any Discounted Voluntary Prepayment or Permitted Loan Purchase.
     4.2 This Amendment shall neither (i) require the Borrower to undertake any Discounted Voluntary Prepayment nor (ii) limit or restrict the Borrower from making voluntary prepayments of the Loans in accordance with the other provisions of the Credit Agreement.
SECTION 5. MISCELLANEOUS
     5.1 Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.
     5.2 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 2. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

     5.3 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     5.4 Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
     5.5 Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Amendment, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Amendment shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Amendment in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.
     (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     5.6 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AMENDMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     5.7 Entire Agreement. This Amendment constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     5.8 Fees and Expenses. The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution,

delivery and enforcement of this Amendment and the other documents and instruments referred to herein or contemplated hereby, including, but not limited to, the fees and disbursements of Fried Frank, counsel to the Administrative Agent.
     5.9 Loan Document Pursuant to Credit Agreement. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement (and, following the date hereof, the Credit Agreement, as amended hereby).
     5.10 Effects of this Amendment.
          (a) On the First Amendment Effective Date, the Credit Agreement will be automatically amended to reflect the amendments thereto provided for in this Amendment. The rights and obligations of the parties hereto shall be governed (i) prior to the First Amendment Effective Date, by the Credit Agreement and (ii) on and after the First Amendment Effective Date, by the Credit Agreement as amended by this First Amendment. Once the First Amendment Effective Date has occurred, all references to the Credit Agreement in any document, instrument, agreement, or writing shall be deemed to refer to the Credit Agreement as amended by this First Amendment.
          (b) Other than as specifically provided herein, this First Amendment shall not operate as a waiver or amendment of any right, power or privilege of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document or of any other term or condition of the Credit Agreement or any other Loan Document, nor shall the entering into of this First Amendment preclude the Administrative Agent and/or any Lender from refusing to enter into any further waivers or amendments with respect thereto. This First Amendment is not intended by any of the parties hereto to be interpreted as a course of dealing which would in any way impair the rights or remedies of the Administrative Agent or any Lender except as expressly stated herein, and no Lender shall have any obligation to extend credit to the Borrower other than pursuant to the strict terms of the Credit Agreement and the other Loan Documents, as amended or supplemented to date (including by means of this First Amendment).
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers and members thereunto duly authorized, as of the date indicated above.

NORANDA ALUMINUM HOLDING CORPORATION
/s/ Kyle D. Lorentzen
Kyle D. Lorentzen
Chief Financial Officer

NORANDA ALUMINUM ACQUISITION CORPORATION
/s/ Kyle D. Lorentzen
Kyle D. Lorentzen
Chief Financial Officer

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent and Lender
/s/ Don Burkitt
Don Burkitt
Vice President

[ ], as Lender
/s/ [signatures of lenders]
[Name of Lenders]
[Titles of lenders]